$[254,388,000]
(Approximate)

Group IV (Second Liens)

Group IV Preliminary Term Sheet

American Home Mortgage Investment Trust 2006-2
Mortgage Backed Notes, Series 2006-2

American Home Mortgage Securities LLC
(Depositor)

American Home Mortgage Servicing, Inc.
(RMBS Servicer)

Wells Fargo Bank, NA
(RMBS Master Servicer)
June 27, 2006

American Home Mortgage Investment Trust 2006-2, Second Liens

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Notes may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and Notes having the characteristics described in these materials. If for any reason the issuer does not deliver such Notes, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

An investor or potential investor in the Notes (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

COMPUTATIONAL MATERIALS

The attached information contains certain tables and other statistical analyses (the "Computational Materials") that have been prepared by UBS Securities LLC. Numerous assumptions (including preliminary assumptions about the pool assets and structure) were used in preparing the Computational Materials that may or may not be reflected herein. Any such information or assumptions are subject to change. The information in this free writing prospectus may reflect assumptions specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any assumptions specifically required by you. In addition, it is possible that prepayments on the underlying assets will occur at rates slower or faster than the rates shown in the attached Computational Materials. Furthermore, unless otherwise provided, the Computational Materials assume no losses on the underlying assets and no interest shortfalls. These Computational Materials should not be construed as either projections or predictions or as legal, tax, financial or accounting advice.

American Home Mortgage Securities, LLC American Home Mortgage Investment Trust Series 2006-2 Second Liens $[254,388,000] (Approximate)

Structure Overview

Class(1)	Note Principal Balance ($)(2)	Note Type	Expected WAL (yr) (8) Call(3)/ Maturity(4)	Expected Principal Window (8) Call(3) / Maturity(4)	Final Scheduled Distribution Date (5)	Target CE(6)	Expected Ratings (S / M)
IV-M1(7)	[20,726,000]	FLT / MEZ / SEQ	3.72 / 6.81	36-45 / 36-145	Feb 2026	19.40%	AA / Aa2

IV-M2(7)	[15,577,000]	FLT / MEZ / SEQ	3.74 / 4.93	45-45 / 47-119	Feb 2026	13.50%	A / A2

IV-M3(7)	[8,844,000]	FLT / MEZ / SEQ	3.71 / 4.54	43-45 / 43-110	Feb 2026	10.15%	BBB+ / Baa1

IV-M4(7)	[3,696,000]	FLT / MEZ / SEQ	3.62 / 4.40	42-45 / 42-102	Feb 2026	8.75%	BBB / Baa2

IV-M5(7)	[2,904,000]	FLT / MEZ / SEQ	3.57 / 4.33	41-45 / 41-98	Feb 2026	7.65%	BBB / Baa3

IV-M6(7)	[5,412,000]	FLT / MEZ / SEQ	3.52 / 4.25	40-45 / 40-94	Feb 2026	5.60%	BBB- / NR
Not Offered Notes:
IV-M7(7)	[9,637,000]	FXD / MEZ / PO				1.95%	BB+ / NR

(1)	The Notes will be subject to the Available Funds Rate as described herein.
(2)	The balance of the Collateral and the Notes are subject to a variance of +/- 10%. The attributes of the collateral are subject to a variance of +/- 5%.
(3)	To [20]% Optional Termination at the Pricing Speed.
(4)	To maturity at the Pricing Speed.
(5)	The Final Scheduled Payment Date is February 2026. This date represents the Payment Date occurring in the first month following the maturity date of the latest maturing Mortgage Loan.
(6)	Includes target overcollateralization of [1.95]%. Overcollateralization builds from an initial level of [0.00]%.
(7)
Beginning with the first Payment Date after the Optional Termination Date, the Note margin for each of the Class IV-A Notes will increase to two times (2x) each such Note’s initial Note margin. The Note margin on the Class IV-M Notes will increase by 1.5 times the margin after the call date. The formula rate for each of the Fixed Rate Notes will increase by [0.50]% per annum.

(8)	Run to June 29, 2006 closing date.

Pricing Speed
Fixed-Rate Mortgage Loans:	35% CPR.

Transaction Overview

Issuing Entity:	American Home Mortgage Investment Trust 2006-2.

Depositor:	American Home Mortgage Securities LLC.

Seller:	American Home Mortgage Acceptance, Inc

RMBS Master Servicer:	Wells Fargo Bank, N.A.

RMBS Servicer:	American Home Mortgage Servicing, Inc.

Lead Manager:	UBS Securities LLC (or UBS Investment Bank).

Co-Managers:	Lehman Brothers Inc., Greenwich Capital Markets, Inc. and Goldman, Sachs & Co.

Indenture Trustee:	Deutsche Bank Trust Company Americas.

Owner Trustee:	Wilmington Trust Company.

Class IV-A Notes:	The Class IV-A Notes.

Class IV-M Notes:	The Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5, Class IV-M6 and Class IV-M7 Notes.

LIBOR Notes:	The Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5, and Class IV-M6 Notes.

Fixed Rate Notes:	The Class IV-M7 Notes.

Offered Notes:	The Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5 and Class IV-M6 Notes.

Non-Offered Notes:	The Class IV-M7 Notes.

Swap Provider:	[ TBD ]

Expected Pricing Date:	The week of June [26], 2006.

Expected Closing Date:	June [30], 2006.

Cut-off Date:	June 1, 2006.

Record Date:
With respect to the LIBOR Notes, the close of business on the business day immediately preceding the related Payment Date. With respect to the Fixed Rate Notes, the last day of the calendar month preceding the related Payment Date.

Payment Date:	The 25th day of each month (or if such 25th day is not a business day, the next succeeding business day), commencing in July 2006.

Determination Date:	With respect to any Payment Date, the 18th day of the month in which such Payment Date occurs or, if such day is not a business day, the business day immediately preceding such 18th day.

Due Period:
With respect to any Payment Date, the period commencing on the second day of the month immediately preceding the month in which such Payment Date occurs, and ending on the first day of the month in which such Payment Date occurs.

Prepayment Period:	With respect to any Payment Date is the calendar month immediately preceding the month in which such Payment Date occurs.

Transaction Overview (Continued)
Interest Accrual Period:
With respect to the LIBOR Notes, interest will initially accrue from the Closing Date to and including the day prior to the first Payment Date. With respect to any Payment Date thereafter, interest will accrue during the period from and including the preceding Payment Date to and including the day prior to the current Payment Date. Interest will accrue on the LIBOR Notes on the basis of a 360-day year and the actual number of days elapsed in the applicable Interest Accrual Period. The LIBOR Notes will settle flat (no accrued interest). With respect to the Fixed Rate Notes, the calendar month prior to the month in which the related Payment Date occurs. The Fixed Rate Notes will settle with 24 days of accrued interest. Interest will accrue on the Fixed Rate Notes on the basis of a 360-day year consisting of twelve 30-day months.

Mortgage Loans:
On the Closing Date a pool of fixed-rate, second lien, residential, closed-end, prime mortgage loans (the “Mortgage Loans”) will be delivered to the trust.
The information set forth herein, unless otherwise stated, is calculated as of the Cut-Off Date with respect to a preliminary pool of Mortgage Loans expected to be delivered to the trust on the Closing Date (the “Mortgage Loan Pool”). The Mortgage Loan Pool consists of [3,767] Mortgage Loans with an aggregate stated principal balance as of the Cut-Off Date of approximately $[264,028,558] (the “Cut-off Date Balance”).

Servicing Fee Rate:	[0.500]% per annum.

Optional Termination:	The RMBS Servicer will be permitted to purchase all of the Mortgage Loans and REO properties and retire the Offered and Non-Offered Notes on or after the Optional Termination Date (as defined herein).

Optional Termination Date:
The first Payment Date on which the aggregate stated principal balance of the Mortgage Loans, after giving effect to distributions to be made on that Payment Date, is less than [20]% of the Cut-off Date Balance.

Minimum Denominations:	$100,000 and integral multiples of $1 in excess thereof.

Federal Tax Status:
The Offered Notes are expected to be treated as debt instruments for federal income tax purposes. However, the Indenture will provide that in the event the Owner Trust Certificates are held by an entity which is neither a real estate investment trust (a “REIT”) nor a qualified subsidiary of a REIT, to avoid the adverse tax consequences of being taxed as a corporation, the trust agreement and the indenture will provide for the Indenture Trustee to undertake certain steps, including the following: the Indenture Trustee will cause certain assets of the trust to be transferred to a new entity with respect to which one or more REMIC elections will be made, in exchange for certain REMIC certificates to be issued by the new entity; the trust will issue new notes (which for tax purposes are expected to constitute REMIC regular interests), backed by these REMIC certificates, to holders of Offered Notes in exchange for the Offered Notes. This exchange would be considered a taxable exchange in which a beneficial owner of an Offered Note would recognize gain or loss in an amount equal to the difference, if any, between such Offered Noteholder's adjusted tax basis in the Offered Notes and the fair market value of the new notes received in exchange therefore.

Form of Registration:
It is expected that delivery of the Notes will be made in book-entry form through the Same-Day Funds Settlement System of The Depository Trust Company, which may include delivery through Clearstream, Société Anonyme or Euroclear System.

ERISA Considerations:	The Offered Notes generally may be purchased by, on behalf of, or with plan assets of, a Plan, subject to the considerations described in the prospectus supplement.

SMMEA Eligibility:	The Offered Notes are not expected to be SMMEA eligible.

Credit Enhancement

Credit Enhancement:	(1) Subordination of lower rated classes of Notes. (2) Overcollateralization, as described herein. (3) Excess cashflow.

Overcollateralization Amount:
The Overcollateralization Amount (the "OC") with respect to any Payment Date will be the excess, if any, of (a) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Due Period over (b) the sum of the aggregate Note Principal Balance of the Class IV-A and Class IV-M Notes (after taking into account the distribution of principal on such Payment Date).

Overcollateralization Target Amount:
With respect to any Payment Date, (i) prior to the Stepdown Date, an amount equal to the product of (x) [1.95]% and (y) the sum of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (x) [3.90]% of the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Due Period and (y) the product of (a) [0.50]% and (b) the sum of the aggregate stated principal balance of the Mortgage Loans delivered on the Cut-Off Date and (iii) if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Payment Date.

Extra Principal Distribution Amount:
With respect to any Payment Date, the lesser of (i) the amount, if any, by which the Overcollateralization Target Amount exceeds the OC amount on such Payment Date (calculated for this purpose only assuming 100% of the principal due amount on such Payment Date has been distributed) and (ii) the Total Monthly Excess Spread for such Payment Date.

Overcollateralization Release Amount:
With respect to any Payment Date, the excess of (x) the OC, assuming that 100% of the principal portion of Group IV Available Funds has been distributed on such date over (y) the Overcollateralization Target Amount.

Total Monthly Excess Spread:
With respect to any Payment Date, the excess of Group IV Available Funds over amounts distributed to Note holders as interest and principal (assuming for this purpose only that the Extra Principal Distribution Amount for that Payment Date is equal to zero) pursuant to the “Interest Payment Priority” and “Principal Payment Priority” described herein.

Credit Enhancement Percentage:
With respect to each class of Class IV-A and Class IV-M Notes on any Payment Date, the percentage obtained by dividing (x) the aggregate Note Principal Balance of the class or classes subordinate thereto (including the OC), calculated after taking into account distributions of principal to the Note holders then entitled to distributions of principal on such Payment Date, by (y) the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Due Period.

	Target Credit Enhancement Percentage
	Note Class	Closing Date	After Stepdown Date
	IV-A	27.25%	54.50%
	IV-M1	19.40%	38.80%
	IV-M2	13.50%	27.00%
	IV-M3	10.15%	20.30%
	IV-M4	8.75%	17.50%
	IV-M5	7.65%	15.30%
	IV-M6	5.60%	11.20%
	IV-M7	1.95%	3.90%

Credit Enhancement (Continued)
Stepdown Date:
The earlier to occur of (i) the first Payment Date on which the aggregate Note Principal Balance of the Class IV-A Notes has been reduced to zero and (ii) the later to occur of (A) the Payment Date in July 2009 and (B) the date that the Credit Enhancement Percentage for the Class IV-A Notes (calculated for this purpose without taking into account distributions of principal to the holders of the Notes then entitled to distributions of principal on such Payment Date) is greater than or equal to [54.50]%.

Trigger Event:
With respect to any Payment Date on or after the Stepdown Date, a Trigger Event is in effect if:
(a) the percentage obtained by dividing (x) the aggregate principal amount of Mortgage Loans delinquent 60 days or more (including Mortgage Loans in foreclosure, Mortgage Loans with respect to which the related mortgaged properties have been acquired by the Issuing Entity and Mortgage Loans discharged due to bankruptcy) by (y) the aggregate principal balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, equals or exceeds [15.00]% of the prior period's Senior Enhancement Percentage.
"Senior Enhancement Percentage" means, for any Payment Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Note Principal Balance of the Class M Notes and Class P Notes and (ii) the OC (in each case after taking into account the distributions of the related Principal Distribution Amount for that Payment Date) by (y) the sum of the aggregate stated principal balance of the Mortgage Loans for that Payment Date; or
(b) the aggregate amount of realized losses incurred since the Cut-off Date through the last day of the related Due Period (reduced by the aggregate amount of subsequent recoveries received through the last day of the related Due Period) divided by the aggregate principal balance of the Mortgage Loans as of the Cut-off Date exceeds the approximate applicable percentages set forth below with respect to such Payment Date:

	Payment Date Occurring In	Percentage
	July 2008 through June 2009	2.35%
	July 2009 through June 2010	5.25%
	July 2010 through June 2011	7.00%
	July 2011 through June 2012	8.50%
	July 2012 and thereafter	9.00%

Swap Agreement
Swap Agreement:
On the Closing Date, the Indenture Trustee, acting on behalf of the Trust, will enter into a Swap Agreement with a swap provider (the “Swap Provider”) with an initial notional amount of approximately $[254,390,000]. Under the Swap Agreement, the Indenture Trustee, on behalf of the Trust, shall be obligated to pay to the Swap Provider a fixed amount equal to the product of [5.860]% (per annum) and the lesser of (x) the notional amount, as set forth in the Swap Agreement, and (y) the aggregate principal balance of the Mortgage Loans for such Payment Date minus the Class IV-M7 Note balance (calculated based on a 360-day year consisting of twelve 30-day months) and the trust will be entitled to receive from the Swap Provider, for the benefit of the Noteholders, a floating amount equal to the product of One-Month LIBOR (as determined pursuant to the Swap Agreement), and the lesser of (x) the notional amount set forth in the Swap Agreement and (y) the aggregate principal balance of the Mortgage Loans for such Payment Date minus the Class IV-M7 Note balance (calculated based on a 360-day year and the actual number of days in the related Accrual Period) until the Swap Agreement is terminated.
Upon early termination of the Swap Agreement, the Trust or the Swap Provider may be required to make a termination payment (the ‘‘Swap Termination Payment’’) to the other party (regardless of which party caused the termination). The Swap Termination Payment will be computed in accordance with the procedures set forth in the Swap Agreement based on conditions at the time of termination. In the event that the Trust is required to make a Swap Termination Payment, that payment will be paid on the related Payment Date, and on any subsequent Payment Dates until paid in full, prior to distributions to Noteholders (other than in the case of a Swap Termination Payment due to a Swap Provider trigger event).

Swap Agreement (continued)
Swap Agreement:
On each Payment Date, amounts on deposit in the Trust will be distributed as follows:
(i)            to pay any unpaid Net Swap Payment or the Swap Termination Payment (not caused by a Swap Provider trigger event) owed to the Swap Provider pursuant to the Swap Agreement to the extent not paid from Group IV Available Funds;

(ii)          to pay any unpaid interest on the Class IV-A Notes, including any accrued unpaid interest from prior Payment Dates after taking into account amounts received from excess cashflows,

(iii)          sequentially to pay any unpaid interest on the Class IV-M Notes, in order of payment priority, including any accrued unpaid interest from prior Payment Dates after taking into account amounts received from excess cashflows;

(iv)          to pay any principal first, on the Class IV-A Notes, and second, on the Class IV-M Notes, sequentially, in accordance with the principal payment provisions in an amount necessary to maintain the applicable Overcollateralization Target Amount after taking into account amounts received from excess cashflows;

(v)           to pay any Realized Loss Amounts remaining on the Class IV-M Notes, sequentially, in order of payment priority after taking into account amounts received from total monthly excess spread distributions;

(vi)          to pay the Net WAC Carry Forward Amount on the Class IV-A and Class IV-M Notes remaining unpaid in the same order of payment priority as described in (ii) and (iii) above after taking into account amounts received from excess cashflows;

(vii)         to pay the Swap Termination Payment (caused by a Swap Provider trigger event under the Swap Agreement) owed to the Swap Provider; and

(viii)        to pay any remaining amounts to the Owner’s Trust Certificates.

Notwithstanding any of the foregoing, the cumulative aggregate amount paid under clauses (iv) and (v) above on such Payment Date, when added to the aggregate amount distributed under clauses (iv) and (v) above on all prior Payment Dates, will not be permitted to exceed the cumulative aggregate amount of realized losses incurred since the Cut-off Date through the last day of the related Prepayment Period (reduced by the aggregate amount of subsequent recoveries received since the Cut-off Date through the last day of the related Prepayment Period). Any amounts that would otherwise be distributable from the Trust on any Payment Date under clauses (iv) and (v) above, but for the foregoing proviso, will be retained in the Trust and will be included in amounts available for distribution from the Trust on the next succeeding Payment Date, subject to the foregoing proviso in the case of amounts to be distributed under clauses (iv) and (v) above.

Net Swap Payment:
Only the net amount of the obligations between the Swap Provider and Indenture Trustee, on behalf of the Trust, will be paid by the appropriate party. To the extent that the Trustee, on behalf of the Trust, is obligated to make a Net Swap Payment on any Payment Date, amounts otherwise available to Noteholders will be applied to make a net payment to the Trust for payment to the Swap Provider.
Generally, the Net Swap Payment will be deposited into the Indenture Trust by the Trustee pursuant to the Indenture and amounts on deposit in the Trust will be distributed in accordance with the terms set forth in the Indenture.

Payment of Interest

Note Interest Rate:
With respect to each class of Class IV-A Notes and Class IV-M Notes on any Payment Date, the lesser of (a) The Formula Rate for such Payment Date and (b) the related Available Funds Rate for such Payment Date.

Formula Rate:
With respect to the LIBOR Notes and any Payment Date, 1-Month LIBOR plus the related Note Margin. Beginning with the first Payment Date after the Optional Termination Date, the related Note Margin for the LIBOR Notes will increase to two times (2x) such Note’s initial Note margin for the Class IV-A Notes and 1.5 times (1.5X) for the related Class IV-M Notes.

Accrued Note Interest:
For any Payment Date and each class of Notes, interest accrued during the related accrual period at the then-applicable Note Interest Rate on the related note principal balance thereof immediately prior to such Payment Date, plus any Accrued Note Interest remaining unpaid from any prior Payment Date with interest thereon at the related Note Interest Rate.

Compensating Interest:
The RMBS Servicer will fund an amount equal to: the lesser of (i) prepayment interest shortfalls during the related Prepayment Period and (ii) the product of (a) [0.125]% multiplied by (b) one-twelfth multiplied by (c) the aggregate stated principal balance of the Mortgage Loans as of the first day of the prior month, after giving effect to scheduled payments on such first day of the prior month.

Available Funds Rate:
For any Payment Date and the LIBOR and Fixed Rate Notes, the per annum rate (subject, in the case of the LIBOR Notes, to adjustment based on the actual number of days elapsed in the related Interest Accrual Period) equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans minus an amount, expressed as a per annum rate on the Mortgage Loans, equal to the product of (I) the sum of (x) any Net Swap Payment owed to the Swap Provider divided by the outstanding principal balance of the Mortgage Loans and (y) any Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event), payable by the Trust, divided by the outstanding principal balance of the Mortgage Loans and (II) 12.

Net WAC Shortfall Carry Forward Amount:
For any Payment Date and Class of Notes, (i) the excess of (a) the amount of interest such class would have accrued for such Payment Date had the applicable Note Interest Rate not been subject to the Available Funds Rate, over (b) the amount of interest such class of Notes accrued for such Payment Date based on the Available Funds Rate, together with the undistributed portion of any such amounts from the prior Payment Date and (ii) interest accrued thereon at the then applicable Note Interest Rate, without giving effect to the Available Funds Rate. The Net WAC Shortfall Carry Forward Amount will be distributed from certain amounts received by the Trustee from the Swap Agreement and from the Group IV Net Monthly Excess Cashflow on a subordinated basis on the same Payment Date or in any subsequent period. The ratings on each class of Notes do not address the likelihood of the distribution of any Net WAC Shortfall Carry Forward Amount.

Payment of Interest (Continued)
Interest Payment Priority:
On each Payment Date, the Group IV Available Funds will be distributed in the following order of priority:
(i)       to the Trust, an amount equal to the sum of any Net Swap Payment and Swap Termination Payment due to the Swap Provider (other than certain Swap Termination Payments resulting from a Swap Provider termination event);

(ii)       to the holders of the Class IV-A Notes, the related Accrued Note Interest and any related Unpaid Interest Shortfall for such class;
(iii)      from the remaining Group IV Available Funds, to the holders of the Class IV-M1 Notes the Accrued Note Interest for such class;

(iv)      from the remaining Group IV Available Funds, to the holders of the Class IV-M2 Notes the Accrued Note Interest for such class;

(v)       from the remaining Group IV Available Funds, to the holders of the Class IV-M3 Notes the Accrued Note Interest for such class;

(vi)      from the remaining Group IV Available Funds, to the holders of the Class IV-M4 Notes the Accrued Note Interest for such class;

(vii)    from the remaining Group IV Available Funds, to the holders of the Class IV-M5 Notes the Accrued Note Interest for such class;

(viii)    from the remaining Group IV Available Funds, to the holders of the Class IV-M6 Notes the Accrued Note Interest for such class; and

(ix)       from the remaining Group IV Available Funds, to the holders of the Class IV-M7 Notes the Accrued Note Interest for such class.

Net WAC Shortfall:
Because the Mortgage Loans are fixed rate, and because the Note Interest Rates on the Floating-Rate Notes are calculated based on One-Month LIBOR, the application of the Available Funds Rate could result in shortfalls of interest otherwise distributable to such Offered Notes in certain periods.
To mitigate the risk of such Net WAC Shortfalls, the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5, and Class IV-M6 Notes will benefit from the Swap Agreement for so long as such Swap Agreement is outstanding. The notional schedule for the Swap Agreement is available at the end of this Term Sheet.

Payment of Principal
Principal Distribution Amount:	With respect to any Payment Date, the excess of Available Funds with respect to the Mortgage Loans attributable to principal over (y) the Overcollateralization Release Amount.
Principal Payment Priority:
On each Payment Date, (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Principal Distribution Amount shall be distributed as follows:
    (i)   to the holders of the Class IV-A Notes, the Principal Distribution Amount until the Note Principal Balance thereof has been reduced to zero; and

(ii)   to the holders of the Class IV-M Notes, sequentially in order of priority, the remaining Principal Distribution Amount until the Note Principal Balance of each such class has been reduced to zero.

On each Payment Date (a) on and after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Principal Distribution Amount shall be distributed as follows;
(i)            to the holders of the Class IV-A Notes, the Class IV-A Principal Distribution Amount until the Note Principal Balance thereof has been reduced to zero;

(ii)          to the holders of the Class IV-M1 Notes, the IV-M1 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero;

(iii)          to the holders of the Class IV-M2 Notes, the IV-M2 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero;

(iv)        to the holders of the Class IV-M3 Notes, the IV-M3 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero;

(v)         to the holders of the Class IV-M4 Notes, the IV-M4 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero;

(vi)        to the holders of the Class IV-M5 Notes, the IV-M5 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero;

(vii)        to the holders of the Class IV-M6 Notes, the IV-M6 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero; and

(viii)      to the holders of the Class IV-M7 Notes, the IV-M7 Principal Distribution Amount remaining until the Note Principal Balance thereof has been reduced to zero.

Payment of Principal (Continued)
Principal Distribution Amount:
The Principal Distribution Amount for any Payment Date will be the sum of (a) the principal portion of all scheduled monthly payments on the Mortgage Loans due during the related Due Period, whether or not received on or prior to the related Determination Date; (b) the principal portion of all proceeds received in respect of the repurchase of a Mortgage Loan (or, in the case of a substitution, certain amounts representing a principal adjustment) as required by the Indenture during the related Prepayment Period; (c) the principal portion of all other unscheduled collections, including insurance proceeds, liquidation proceeds and all full and partial principal prepayments, received during the related Prepayment Period, to the extent applied as recoveries of principal on the Mortgage Loans, and (d) the amount of any Extra Principal Distribution Amount for such Payment Date minus the amount of any Overcollateralization Release Amount for such Distribution

Class IV-A Principal Distribution Amount:
The Class IV-A Principal Distribution Amount is an amount equal to the excess of the Note Principal Balance of the Class IV-A Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [45.50]% and (ii) the principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Class IV-M1 Principal Distribution Amount:
The Class IV-M1 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the Note Principal Balance of the Class IV-A Notes (after taking into account the payment of the Class IV-A Principal Distribution Amount) and (ii) the Note Principal Balance of the Class IV-M1 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [61.20]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Class IV-M2 Principal Distribution Amount:
The Class IV-M2 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the Note Principal Balance of the Class IV-A and Class IV-M1 Notes (after taking into account the payment of the Class IV-A and Class IV-M1 Principal Distribution Amount on such Payment Date) and (ii) the Note Principal Balance of the Class IV-M2 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [73.00]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Class IV-M3 Principal Distribution Amount:
The Class IV-M3 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the Note Principal Balance of the Class IV-A, Class IV-M1 and Class IV-M2 Notes (after taking into account the payment of the Class IV-A, Class IV-M1 and Class IV-M2 Principal Distribution Amount on such Payment Date) and (ii) the Note Principal Balance of the Class IV-M3 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [79.70]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Class IV-M4 Principal Distribution Amount:
The Class IV-M4 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Note Principal Balance of the Class IV-A, Class IV-M1, Class IV-M2 and Class IV-M3 Notes (after taking into account the payment of the Class IV-A, Class IV-M1, Class IV-M2 and Class IV-M3 Principal Distribution Amounts on such Payment Date) and (ii) the Note Principal Balance of the Class IV-M4 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [82.50]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Payment of Principal (Continued)
Class IV-M5 Principal Distribution Amount:
The Class IV-M5 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Note Principal Balance of the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3 and Class IV-M4 Notes (after taking into account the payment of the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3 and Class IV-M4 Principal Distribution Amounts on such Payment Date) and (ii) the Note Principal Balance of the Class IV-M5 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [84.70]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Class IV-M6 Principal Distribution Amount:
The Class IV-M6 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Note Principal Balance of the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4 and Class IV-M5 Notes (after taking into account the payment of the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4 and Class IV-M5 Principal Distribution Amounts on such Payment Date) and (ii) the Note Principal Balance of the Class IV-M6 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [88.80]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Class IV-M7 Principal Distribution Amount:
The Class IV-M7 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Note Principal Balance of the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5 and Class IV-M6 Notes (after taking into account the payment of the Class IV-A, Class IV-M1, Class IV-M2, Class IV-M3, Class IV-M4, Class IV-M5 and Class IV-M6 Principal Distribution Amounts on such Payment Date) and (ii) the Note Principal Balance of the Class IV-M7 Notes immediately prior to such Payment Date over (y) the lesser of (A) the product of (i) approximately [96.10]% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related Due Period minus approximately $[1,320,143].

Allocation of Losses

Realized Losses:
The excess of the stated principal balance of a defaulted mortgage loan over the net liquidation proceeds (that are allocated to the principal balance of such mortgage loan). To the extent the RMBS Servicer receives subsequent recoveries with respect to any mortgage loan, the amount of any Realized Loss with respect to that mortgage loan will be reduced by such subsequent recoveries. Realized Losses refer to the aggregate amount of losses on the Mortgage Loans.

Allocation of Realized Losses:
Any Realized Losses on the Mortgage Loans on any Payment Date will first be absorbed by Total Monthly Excess Spread and the OC amount, then the to Class IV-M Notes in reverse sequential order according to priority. If on any Payment Date as a result of Realized Losses on the Mortgage Loans, the aggregate Note Principal Balance of the Class IV-A and Class IV-M Notes after giving effect to principal distributions on such date exceeds the aggregate stated principal balance of the Mortgage Loans as of the last day of the related Due Period, such excess (the “Realized Loss Amount”) will be allocated to the Class IV-M7 Notes. Any such allocation to a class of Notes will be effected by reducing the Note Principal Balance of such class.

Payment of Total Monthly Excess Spread
Total Monthly Excess Spread Distributions:
With respect to any Payment Date, any Net Monthly Excess Cashflow shall be distributed as follows:
(i)            to the holders of the class or classes of Notes then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount, allocated as described under Principal Payment Priority above;
(ii)           to the holders of the Class IV-M1 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(iii)          to the holders of the Class IV-M1 Notes, in an amount equal to the previously allocated Realized Loss Amounts after taking into account any amounts received under the Swap Agreement;
(iv)         to the holders of the Class IV-M2 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(v)          to the holders of the Class IV-M2 Notes, in an amount equal to the previously allocated Realized Loss Amounts;
(vi)         to the holders of the Class IV-M3 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(vii)        to the holders of the Class IV-M3 Notes, in an amount equal to the previously allocated Realized Loss Amounts;
(viii)       to the holders of the Class IV-M4 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(ix)          to the holders of the Class IV-M4 Notes, in an amount equal to the previously allocated Realized Loss Amounts;
(x)           to the holders of the Class IV-M5 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(xi)          to the holders of the Class IV-M5 Notes, in an amount equal to the previously allocated Realized Loss Amounts;
(xii)         to the holders of the Class IV-M6 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(xiii)        to the holders of the Class IV-M6 Notes, in an amount equal to the previously allocated Realized Loss Amounts;
(xiv)       to the holders of the Class IV-M7 Notes, in an amount equal to the Unpaid Interest Shortfalls allocable to such Notes;
(xv)        to the holders of the Class IV-M7 Notes, in an amount equal to the previously allocated Realized Loss Amounts;
(xvi)       to pay Net WAC Shortfall Carry Forward Amount to the Class IV-A Notes, and then sequentially, in order of priority to the Class IV-M Notes; and
(xvii)       to the holders of the Owner’s trust Certificates as provided in the Indenture.

Swap Notional Schedule

Period	Notional Schedule ($)	Swap Strike	Period	Notional Schedule ($)	Swap Strike
1	[254,390,000]	[5.860%]	31	[72,634,000]	[5.860%]
2	[252,925,000]	[5.860%]	32	[69,570,000]	[5.860%]
3	242,289,000]	[5.860%]	33	[66,636,000]	[5.860%]
4	[232,098,000]	[5.860%]	34	[63,825,000]	[5.860%]
5	[222,336,000]	[5.860%]	35	[61,132,000]	[5.860%]
6	[212,983,000]	[5.860%]	36	[58,552,000	[5.860%]
7	[204,023,000]	[5.860%]	37	[56,081,000]	[5.860%]
8	[195,439,000]	[5.860%]	38	[53,714,000]	[5.860%]
9	[187,216,000]	[5.860%]	39	[51,447,000]	[5.860%]
10	[179,338,000]	[5.860%]	40	[49,275,000]	[5.860%]
11	[171,790,000]	[5.860%]	41	[47,194,000]	[5.860%]
12	[164,560,000]	[5.860%]	42	[45,201,000]	[5.860%]
13	[157,633,000]	[5.860%]	43	[43,292,000]	[5.860%]
14	[150,997,000]	[5.860%]	44	[41,464,000]	[5.860%]
15	[144,640,000]	[5.860%]	45	[39,712,000]	[5.860%]
16	[138,550,000]	[5.860%]	46	[38,034,000]	[5.860%]
17	[132,716,000]	[5.860%]	47	[36,427,000]	[5.860%]
18	[127,127,000]	[5.860%]	48	[34,888,000]	[5.860%]
19	[121,772,000]	[5.860%]	49	[33,413,000]	[5.860%]
20	[116,643,000]	[5.860%]	50	[32,001,000]	[5.860%]
21	[111,729,000]	[5.860%]	51	[30,648,000]	[5.860%]
22	[107,022,000]	[5.860%]	52	[29,352,000]	[5.860%]
23	[102,513,000]	[5.860%]	53	[28,110,000]	[5.860%]
24	[98,193,000]	[5.860%]	54	[26,921,000]	[5.860%]
25	[94,055,000]	[5.860%]	55	[25,783,000]	[5.860%]
26	[90,090,000]	[5.860%]	56	[24,692,000]	[5.860%]
27	[86,293,000]	[5.860%]	57	[23,647,000]	[5.860%]
28	[82,655,000]	[5.860%]	58	[22,646,000]	[5.860%]
29	[79,170,000]	[5.860%]	59	[21,688,000]	[5.860%]
30	[75,832,000]	[5.860%]	60	[20,769,000]	[5.860%]

Sensitivity Table for the Offered Notes - To Maturity

The assumptions for the sensitivity table below are as follows:
▪	The Pricing Prepayment Assumptions (as defined on page 3 above) are applied
▪	1-month LIBOR remain static
▪	20% Clean Up Call is not exercised
▪	Assumes closing date of June 29, 2006

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-A	WAL	3.97	2.41	1.18	0.87	0.75
	First Prin Pay	1	1	1	1	1
	Last Prin Pay	174	174	36	26	23

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M1	WAL	8.95	5.90	6.81	4.95	4.16
	First Prin Pay	50	42	36	26	23
	Last Prin Pay	174	174	145	105	91

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M2	WAL	8.95	5.79	4.93	3.57	3.18
	First Prin Pay	50	40	47	34	31
	Last Prin Pay	174	174	119	87	75

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M3	WAL	8.95	5.72	4.54	3.29	2.90
	First Prin Pay	50	39	43	31	28
	Last Prin Pay	174	161	110	80	69

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M4	WAL	8.95	5.68	4.40	3.19	2.80
	First Prin Pay	50	38	42	30	27
	Last Prin Pay	174	149	102	74	64

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M5	WAL	8.95	5.64	4.33	3.14	2.76
	First Prin Pay	50	38	41	30	27
	Last Prin Pay	174	144	98	71	61

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M6	WAL	8.95	5.59	4.25	3.08	2.70
	First Prin Pay	50	38	40	29	26
	Last Prin Pay	174	138	94	68	59

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M7	WAL	8.88	5.35	4.01	2.91	2.54
	First Prin Pay	50	37	37	27	24
	Last Prin Pay	174	126	86	62	54

Sensitivity Table for the Offered Notes - To Call

The assumptions for the sensitivity table below are as follows:
▪	The Pricing Prepayment Assumptions (as defined on page 3 above) are applied
▪	1-month LIBOR remain static
▪	20% Clean Up Call is exercised
▪	Assumes closing date of June 29, 2006

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-A	WAL	3.57	2.03	1.18	0.87	0.75
	First Prin Pay	1	1	1	1	1
	Last Prin Pay	113	66	36	26	23

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M1	WAL	7.61	4.65	3.72	2.73	2.27
	First Prin Pay	50	42	36	26	23
	Last Prin Pay	113	66	45	33	28

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M2	WAL	7.61	4.56	3.74	2.74	2.32
	First Prin Pay	50	40	45	33	28
	Last Prin Pay	113	66	45	33	28

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M3	WAL	7.61	4.53	3.71	2.71	2.32
	First Prin Pay	50	39	43	31	28
	Last Prin Pay	113	66	45	33	28

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M4	WAL	7.61	4.51	3.62	2.64	2.30
	First Prin Pay	50	38	42	30	27
	Last Prin Pay	113	66	45	33	28

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M5	WAL	7.61	4.50	3.57	2.59	2.27
	First Prin Pay	50	38	41	30	27
	Last Prin Pay	113	66	45	33	28

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M6	WAL	7.61	4.50	3.52	2.56	2.23
	First Prin Pay	50	38	40	29	26
	Last Prin Pay	113	66	45	33	28

		15% CPR	25% CPR	35% CPR	45% CPR	50% CPR
Class IV-M7	WAL	7.61	4.49	3.44	2.50	2.17
	First Prin Pay	50	37	37	27	24
	Last Prin Pay	113	66	45	33	28

Breakeven Analysis
Static

Class	M1	M2	M3	M4	M5
Rating (S / M / F)	AA / Aa2	A / A2	BBB+ / Baa1	BBB / Baa2	BBB / Baa3

Loss Severity	100.00%	100.00%	100.00%	100.00%	100.00%
LIBOR	Static	Static	Static	Static	Static
Default (CDR)	13.76	10.17	8.23	7.46	6.85
Collateral Loss (%)	25.47	19.87	16.57	15.21	14.11

Class	M6	M7
Rating (S / M / F)	BBB- / NR	BB+ / NR

Loss Severity	100.00%	100.00%
LIBOR	Static	Static
Default (CDR)	5.99	4.75
Collateral Loss (%)	12.51	10.13

Breakeven Analysis
Forward

Class	M1	M2	M3	M4	M5
Rating (S / M / F)	AA / Aa2	A / A2	BBB+ / Baa1	BBB / Baa2	BBB / Baa3

Loss Severity	100.00%	100.00%	100.00%	100.00%	100.00%
LIBOR	Forward	Forward	Forward	Forward	Forward
Default (CDR)	13.74	10.14	8.20	7.43	6.83
Collateral Loss (%)	25.44	19.82	16.52	15.16	14.07

Class	M6	M7
Rating (S / M / F)	BBB- / NR	BB+ / NR

Loss Severity	100.00%	100.00%
LIBOR	Forward	Forward
Default (CDR)	5.97	4.75
Collateral Loss (%)	12.47	10.13

Assumptions
Run at Pricing Speed to Maturity
All Trigger Events Failing
6 month lag to recovery
"Break" is CDR that creates the first dollar loss on the related bond
Defaults are in addition to prepayments
RMBS Servicer advances 100% principal and interest until liquidation
Assumes closing date of June 29, 2006

Excess Spread Table(1),(2),(3)

Excess Spread. The information in the following table has been prepared in accordance with the following assumptions (i) One-month LIBOR increase in accordance with the 1-Month LIBOR Forward Curve as of the close on June 26, 2006, (ii) daycount convention of 30/360 is applied, and (iii) prepayments on the mortgage loans occur at the Pricing Prepayment Assumption. It is highly unlikely, however, that prepayments on the mortgage loans will occur at the Pricing Prepayment Assumption or at any other constant percentage. There is no assurance, therefore, of whether or to what extent the actual excess spread on any Payment Date will conform to the corresponding rate set forth for that Payment Date in the following table.

Period	Payment Date	FWD 1ML (%) *	Static Index Excess Spread (%)	FWD Index Excess Spread (%)
1	25-Jul-06	5.32	5.35	5.35
2	25-Aug-06	5.43	4.56	4.56
3	25-Sep-06	5.52	4.59	4.59
4	25-Oct-06	5.53	4.63	4.63
5	25-Nov-06	5.59	4.64	4.65
6	25-Dec-06	5.62	4.68	4.69
7	25-Jan-07	5.57	4.69	4.69
8	25-Feb-07	5.59	4.69	4.70
9	25-Mar-07	5.60	4.73	4.74
10	25-Apr-07	5.55	4.71	4.72
11	25-May-07	5.55	4.73	4.74
12	25-Jun-07	5.55	4.73	4.73
13	25-Jul-07	5.51	4.75	4.76
14	25-Aug-07	5.51	4.75	4.75
15	25-Sep-07	5.50	4.76	4.76
16	25-Oct-07	5.48	4.79	4.79
17	25-Nov-07	5.47	4.79	4.79
18	25-Dec-07	5.46	4.81	4.81
19	25-Jan-08	5.46	4.81	4.81
20	25-Feb-08	5.45	4.82	4.82
21	25-Mar-08	5.45	4.87	4.87
22	25-Apr-08	5.45	4.85	4.85
23	25-May-08	5.45	4.88	4.88
24	25-Jun-08	5.44	4.88	4.87
25	25-Jul-08	5.45	4.91	4.91
26	25-Aug-08	5.45	4.91	4.90
27	25-Sep-08	5.45	4.92	4.92
28	25-Oct-08	5.48	4.96	4.96
29	25-Nov-08	5.48	4.95	4.95
30	25-Dec-08	5.48	5.00	4.99
31	25-Jan-09	5.50	4.99	4.99
32	25-Feb-09	5.50	5.01	5.00
33	25-Mar-09	5.50	5.10	5.10
34	25-Apr-09	5.51	5.05	5.04
35	25-May-09	5.51	5.09	5.09
36	25-Jun-09	5.51	5.09	5.08
37	25-Jul-09	5.52	5.14	5.14
38	25-Aug-09	5.53	4.92	4.91
39	25-Sep-09	5.53	4.72	4.71
40	25-Oct-09	5.54	4.57	4.54
41	25-Nov-09	5.54	4.54	4.51
42	25-Dec-09	5.55	4.65	4.62
43	25-Jan-10	5.56	4.64	4.60
44	25-Feb-10	5.57	4.66	4.63
45	25-Mar-10	5.57	4.83	4.80

(1)	Assumes 1-month LIBOR is at the Index shown above and the cash flows are run to the Optional Termination at the pricing speed. Static 1-month LIBOR remains constant at 5.3221%.
(2)
Calculated as (a) interest on the collateral (net of the trust administration fees, servicing fees and monthly rebates payable to borrowers) and swap collections, less total interest on the Offered Notes divided by (b) collateral balance as of the beginning period, such amount multiplied by 12.

(3)	Assumes closing date of June 29, 2006.
* Approximate.
Available Funds Rate and Effective Rate(3)

The following assumptions (i) one-month LIBOR remains static, (ii) day count convention of Actual/360 is applied and(iii) prepayments on the mortgage loans occur at the Pricing Prepayment Assumption. It is highly unlikely, however, that prepayments on the mortgage loans will occur at the Pricing Prepayment Assumption or at any other constant percentage. There is no assurance, therefore, of whether or to what extent the actual mortgage rates on the mortgage loans on any Payment Date will conform to the corresponding rate set forth for that Payment Date in the following table.

Period	Payment Date	Available Funds Rate (1) (%)	Effective Rate (2) (%)
1	25-Jul-06	11.66	25.80
2	25-Aug-06	9.88	24.00
3	25-Sep-06	9.88	23.98
4	25-Oct-06	10.04	24.12
5	25-Nov-06	9.88	23.94
6	25-Dec-06	10.04	24.07
7	25-Jan-07	9.88	23.89
8	25-Feb-07	9.88	23.87
9	25-Mar-07	10.40	24.32
10	25-Apr-07	9.88	23.71
11	25-May-07	10.05	23.78
12	25-Jun-07	9.89	23.53
13	25-Jul-07	10.06	23.61
14	25-Aug-07	9.89	23.35
15	25-Sep-07	9.90	23.26
16	25-Oct-07	10.07	23.35
17	25-Nov-07	9.90	23.09
18	25-Dec-07	10.07	23.18
19	25-Jan-08	9.90	22.92
20	25-Feb-08	9.91	22.84
21	25-Mar-08	10.27	23.11
22	25-Apr-08	9.91	22.67
23	25-May-08	10.09	22.76
24	25-Jun-08	9.91	22.50
25	25-Jul-08	10.10	22.60
26	25-Aug-08	9.92	22.34
27	25-Sep-08	9.92	22.26
28	25-Oct-08	10.10	22.36
29	25-Nov-08	9.92	22.10
30	25-Dec-08	10.11	22.21
31	25-Jan-09	9.93	21.94
32	25-Feb-09	9.93	21.87
33	25-Mar-09	10.53	22.39
34	25-Apr-09	9.93	21.71
35	25-May-09	10.12	21.82
36	25-Jun-09	9.94	21.56
37	25-Jul-09	10.13	21.67
38	25-Aug-09	9.94	21.41
39	25-Sep-09	9.94	21.33
40	25-Oct-09	10.14	21.45
41	25-Nov-09	9.95	21.19
42	25-Dec-09	10.14	21.31
43	25-Jan-10	9.95	21.04
44	25-Feb-10	9.95	20.97
45	25-Mar-10	10.59	21.54

(1)	Assumes 1-month LIBOR remains constant at 5.3221%, and the cashflows are run to the Optional Termination at the pricing speed.
(2)	Assumes 1-month LIBOR increases instantaneously within the first period to 20.00% and the cashflows are run to the Optional Termination at the pricing speed.
(3)	Assumes a closing date of June 29, 2006.

Contact Information

UBS Securities LLC
Asset-Backed Finance
Paul Scialabba	(212) 713-9832 paul.scialabba@ubs.com
Steven Warjanka	(212) 713-2466 steven.warjanka@ubs.com
Michael Zentz	(212) 713-6099 michael.zentz@ubs.com
Sharmeen Khan	(212) 713-6252 sharmeen.khan@ubs.com
Structure & Collateral
Michael Leung	(212) 713-8661 michael-m.leung@ubs.com
Adrian Wu	(212) 713-3153 adrian.wu@ubs.com
John Fernandez	(212) 713-8859 john.fernandez@ubs.com
Cameron Pittman	(212) 713-8462 cameron.pittman@ubs.com
Trading & Syndicate
Jack McCleary	(212) 713-4330 jack.mccleary@ubs.com
Rick Onkey	(212) 713-4002 richard.onkey@ubs.com
Joe Ruttle	(212) 713-2252 joseph.ruttle@ubs.com

Rating Agencies
Standard & Poor’s
John Sang	(212) 438-6058 john_sang@standardandpoors.com
Moody’s
Timothy Gildner	(212) 553-2919 Timothy.gildner@moodys.com